SCHEDULE 14A

                      INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION
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                           ILLINOIS CENTRAL CORPORATION
                 (Name of Registrant as Specified In Its Charter)


                           ILLINOIS CENTRAL CORPORATION
                    (Name of Person(s) Filing Proxy Statement)

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
                       ILLINOIS CENTRAL CORPORATION
                      455 NORTH CITYFRONT PLAZA DRIVE
                          CHICAGO, ILLINOIS 60611


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD APRIL 19, 1995


TO THE STOCKHOLDERS OF ILLINOIS CENTRAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of Illinois Central Corporation, a Delaware corporation (the "Corporation"), will be held in the Stockholder's Room of the Bank of America NT&SA, 231 South
LaSalle Street, Chicago, Illinois 60604, on April 19, 1995, at
9:00 AM local time, for the following purpose:

     To elect three directors to a three-year term expiring at the 1998 Annual Meeting of Stockholders or until their successors are elected and qualified and to transact such other business as may properly come before the meeting or any adjournment or adjournments.

     Stockholders of record of the Common Stock of the Corporation at the close of business on March 2, 1995, are entitled to notice of and to vote at this meeting. A list of such stockholders will be available for examination during the ten-day period preceding the meeting at the offices of the Corporation at 455 North Cityfront Plaza Drive, Chicago, Illinois
60611.

               By order of the Board of Directors,


                         Ronald A. Lane
                         Secretary

PLEASE SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD in the enclosed envelope which does not require postage if mailed in the United States or Canada.

                       Illinois Central Corporation
                      455 North Cityfront Plaza Drive
                          Chicago, Illinois 60611


                              PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS -- APRIL 19, 1995

                                   PROXY

     This Proxy Statement and the accompanying proxy card are first being sent on or about March 16, 1995, to holders of Common Stock of Illinois Central Corporation ("IC" or the "Corporation") in connection with the solicitation of proxies by IC's Board of Directors (the "Board of Directors" or the "Board") for the Annual Meeting of Stockholders ("Annual Meeting"). The Annual Meeting will be held in the Stockholder's Room of the Bank of America NT&SA, 231 South LaSalle Street, Chicago, Illinois 60604, on April 19, 1995, at 9:00 AM local time. To assure the presence of a quorum at the Annual Meeting, the Board requests that all stockholders sign and return promptly the enclosed proxy card. Only stockholders of record at the close of business on March 2, 1995, will be entitled to vote at the Annual Meeting.

     The shares represented by the proxies will be voted by the persons named as proxies, and, if the stockholder specifies a choice with respect to a Proposal, the shares will be voted in accordance with that specification. If no specification is made, the shares will be voted "FOR" the nominees described below for election as directors. Any stockholder returning a proxy card has the power to revoke it by written revocation or a later dated proxy card delivered to the corporate Secretary at any time before it is voted or by attending the meeting and voting in person.

                   VOTING SECURITIES OF THE CORPORATION

     As of March 2, 1995, there were outstanding 42,xxx,xxx shares of Illinois Central Corporation Common Stock, $.001 par value per share ("Common Stock"), which is the Corporation's only class of voting securities. Holders of Common Stock are entitled to one vote per share, exercisable in person or by proxy, with respect to all matters to come before the Annual Meeting.
Under the Corporation's By-Laws, stockholders of record of a majority of the outstanding shares of Common Stock entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum.

                           ELECTION OF DIRECTORS

     The Corporation has three classes of directors with staggered terms, the members of each class serving a three-year term on the Board. At this Annual Meeting, the terms of the Class I directors will expire. The current Class I directors are
E. Hunter Harrison, Samuel F. Pryor, IV and Alan H. Washkowitz. The Board of Directors intends to nominate these three individuals for re-election to terms expiring in 1998, or until their successors are elected and qualified.

     Each nominee has consented to his nomination and, if elected, has indicated his intent to serve as a director. In the event that any nominee should be unable or unwilling to accept the office of director, which is not anticipated, the persons named as proxies intend to vote for the election of such other person(s) as the Board of Directors may recommend, unless the Board has taken prior action to reduce its membership.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS WHO WOULD HOLD OFFICE
UNTIL 1998

     E. Hunter Harrison, 50, has been a director of the Corporation and the Illinois Central Railroad Company (the "Railroad") since 1993 and has served as President and Chief Executive Officer of the Corporation and the Railroad since February 1993. Mr. Harrison joined the Corporation and the Railroad as Vice President and Chief Transportation Officer in 1989, was elected Senior Vice President-Transportation in 1991 and was elected Senior Vice President-Operations in July 1992. Mr. Harrison also is a director of Wabash National Corporation, a manufacturer of truck trailers. Committee: Executive.

     Samuel F. Pryor, IV, 39, has been a director of the Corporation since 1989. Mr. Pryor has been Managing Director of The Noel Group, Inc. ("Noel"), a diversified operating company since 1991. He also is President of The Prospect Group, Inc. ("Prospect"), a diversified operating company, for which he has served in various capacities since 1986. Mr. Pryor is a director of Prospect, Belding Heminway, Inc. and Sylvan Foods, Inc.
Committees:  Audit, Compensation and Finance (Chairman).

     Alan H. Washkowitz, 54, has been a director of the Corporation since 1991. He has been a Managing Director of Lehman Brothers or its predecessors since 1978. Mr. Washkowitz also serves as a director of K&F Industries, Inc., Lear Seating, a manufacturer of automobile seats, and McBrides, Ltd., a manufacturer of private label household and personal care products. Committees: Compensation and Finance.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1996

     Thomas A. Barron, 42, has been a director of the Corporation since 1990. He is an author and has been Chairman of Evergreen Management Corporation, a private investment firm, since 1990. Mr. Barron was President and Chief Operating Officer and a director of Prospect from 1983 to 1989 and Vice Chairman and a director from 1989 to 1990. Mr. Barron is a director of The Forschner Group, Inc. and Sweetwater, Inc., and has served as a Trustee of Princeton University. Committee: Audit.

     William B. Johnson, 76, has been a director of the Corporation since 1989. He previously served as a director, Chairman and Chief Executive Officer of IC Industries, Inc. (now known as Whitman Corporation). Until 1989, Whitman owned the Railroad. Mr. Johnson was employed by the Corporation as Advisor to the Chairman in 1990 and 1991. Mr. Johnson serves as a director of Webster Broadcasting, is a Trustee of the University of Chicago and the University of Pennsylvania Law School and is a member of the Board of Governors of Washington College, Chestertown, Maryland. Committees: Audit (Chairman) and Executive.

     John V. Tunney, 60, has been a director of the Corporation since 1990. He has been Chairman of the Board of Cloverleaf Group, Inc., a real estate development firm, since 1980. Mr. Tunney served as United States Senator from the State of California from 1971 to 1977 and as a member of the United States House of Representatives from 1965 to 1971. Mr. Tunney is a director of Foamex International, a manufacturer and fabricator of polyurethane foam, The Forschner Group, Inc., Garnet Resources Corporation, Logan Manufacturing Company, a manufacturer of wide-track vehicles, and Prospect. Committees: Audit and Compensation.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 1997

     George D. Gould, 67, has been a director of the Corporation since 1990. He has been Vice Chairman of Klingenstein, Fields & Co., L.P., a money management firm, since 1989. Mr. Gould is a Trustee of the Drexel Burnham Lambert Liquidating Trust, appointed by the United States Bankruptcy Court for the Southern District of New York. Mr. Gould is Chairman of the Hungarian American Enterprise Fund. He previously served as Undersecretary of the United States Treasury for Finance from 1985 to 1988. Mr. Gould also serves as a director of the Federal Home Loan Mortgage Corporation. Committees: Audit, Compensation (Chairman) and Finance.

     Gilbert H. Lamphere, 42, has been a director of the Corporation and the Railroad since 1989. He has been Chairman of the Board since 1993, and Chairman of the Executive Committee of the Board since 1990. Mr. Lamphere is Managing Director of the Fremont Group, a diversified investment company. He was Co-Chairman and Chief Executive Officer of Noel from 1991 until 1994 and was the Chairman and Chief Executive Officer of Prospect until 1994, for which he had served in various capacities since becoming a director in 1983. Mr. Lamphere also is a director of and Chairman of both Recognition International Inc. and Belding Heminway, Inc. He also serves as a director of Noel and Prospect. Mr. Lamphere is the brother-in-law of another director, Mr. Lynch. Committee: Executive (Chairman).

     Alexander P. Lynch, 42, has been a director of the Corporation since 1991. He is Co-Chief Executive Officer and Co-President of The Bridgeford Group, a financial advisory firm. From 1991 until 1995 he was a Senior Managing Director of Bridgeford. From 1985 until 1991, Mr. Lynch was a Managing Director of Lehman Brothers or its predecessors. Mr. Lynch also serves as a director of Lincoln Snacks Company. Mr. Lynch is the brother-in-law of another director, Mr. Lamphere. Committee:
Finance.

     F. Jay Taylor, 71, has been a director since 1994. Dr. Taylor is a Labor-Management Arbitrator in both the public and private sectors. He served as President of Louisiana Tech University from 1962 to 1987, and currently serves as President Emeritus of the University. Dr. Taylor is a member of the Board of Directors of Michael's Stores, Inc. and Pizza Inn, Inc. and a member of the National Academy of Arbitrators and Society of Professionals in Dispute Resolution. Committee: Audit.

      See "OWNERSHIP OF COMMON STOCK AND CERTAIN TRANSACTIONS" for the beneficial ownership of Common Stock by each director and by all directors, nominees and executive officers as a group.

Committees Of The Board of Directors

     There are four standing committees of the Board of Directors. Committee membership is noted in the biographical section above. The functions of the various committees are described below.

     EXECUTIVE COMMITTEE - With the exception of certain powers that are reserved exclusively to a board of directors by the Delaware General Corporation Law (such as approving amendments to the Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, and the amendment of the corporation's by-laws), the Executive Committee, which has three members, may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. The Committee held five meetings in 1994 and reported the results of those meetings to the Board.

     AUDIT COMMITTEE - The Audit Committee is composed of six outside directors. The Committee oversees the Corporation's financial reporting on behalf of the Board. The Committee reviewed the 1994 audit plans of Arthur Andersen LLP, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors' reports. The Committee recommended to the Board the selection of the Corporation's independent public accountants. The Committee reviews compliance with the Corporation's Standards of Business Conduct policy, environmental conditions and compliance activities for the Corporation's facilities and the independent public accountants' review of the expense accounts of principal executive officers. The independent public accountants and the Committee have unrestricted access to each other, without management present, to discuss the results of audit work, including the adequacy of internal accounting controls, the quality of financial reporting and any other matter deemed appropriate. The Committee held two meetings in 1994, reported the results of those meetings to the Board and made recommendations to the Board.

     COMPENSATION COMMITTEE - The Compensation Committee establishes and administers compensation policies for the Board, sets the compensation for the Chief Executive Officer and has the responsibility for establishing and administering compensation policies, plans and programs for the Corporation and its subsidiaries. The Committee held three meetings in 1994, reported the results of those meetings to the Board and made recommendations to the Board.

     FINANCE COMMITTEE - The Finance Committee monitors developments in the financial markets, reviews the financial structure of the Corporation, including its annual budget and five year plan, and recommends appropriate financial strategies and transactions. The Committee held five meetings in 1994, reported the results of those meetings to the Board and made recommendations to the Board.

Meetings of the Board of Directors

     In 1994, the Board of Directors held eight meetings. The number of meetings held by the committees of the Board of Directors is noted above. Each director of the Corporation attended at least 75% of the meetings held by the Board and by the Committees on which he served, except Mr. Barron, who, because of schedule conflicts, attended one of the two Audit Committee meetings.

                               VOTE REQUIRED

     The three nominees receiving the greatest number of votes
(i.e., a plurality) will be elected as Directors. Abstentions and non-votes by brokers and other nominees will not have any effect upon the vote.

                 RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the election of the nominees listed above as directors of the Corporation.

            COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report

Executive Compensation Philosophy


     The Compensation Committee of the Board of Directors (the "Committee") has the responsibility for establishing and administering compensation policies, plans and programs for the Corporation and its subsidiaries (herein, "the Company"). The Committee has adopted a compensation philosophy for the Company's management to serve as guiding principles for program design and administration. The overriding philosophy is that compensation should be tied directly to the Company's stated business objectives and to the sustained creation of stockholder value. The Committee believes that stockholder interests and the Company's compensation programs should be closely aligned and integrated. Therefore, the Company's compensation program reflects both a performance and long-term orientation. Further, the performance measures used to determine compensation levels have been demonstrated to be primary, sustainable drivers of stockholder value among transportation companies specifically, and other publicly-held companies generally. As a result, the Company's total compensation program is designed to be highly sensitive to the Company's performance, defined in terms of stockholder value creation.

Performance Compensation Program

     The Company's Performance Compensation Program consists of three components: (1) Base Salary, (2) Performance Awards and
(3) Stock Options and purchases under the Discounted Stock Purchase Plan. Each of these components and its respective role in total direct compensation, as well as the basis for determining the compensation of the President and Chief Executive Officer ("CEO"), Mr. Harrison, are described below:

(1) Base Salary

     Pursuant to the compensation philosophy of emphasizing risk-oriented pay to encourage superior performance and consistent with the Company's business strategy of controlling fixed costs, annual salary adjustments are determined by several factors, including: the Company's performance, the individual's contribution to that performance, the individual's position within his/her salary grade and competitive pay levels. The overall target for an individual's base salary has been set at
90% of the size-adjusted median for the railroad industry.   On
an annual basis, the Committee reviews the salary of the CEO and all other officers.

(2)  Performance Awards and Bonuses

     Fiscal 1994 was the first year in which all of the Company's management employees (approximately 390) were eligible to participate in the Company's annual incentive program. Each participant is assigned a target Performance Award according to the individual's level of responsibility (salary grade). Target award levels range from 10% to 75% of annual base salary. The CEO's target award is 75% and the target awards for the four other most highly compensated officers range from 60% to 65% of base salary. Actual award levels vary depending upon the degree of achievement relative to specified Company and individual performance objectives and can range in total from 0% to 220% of target award levels. For the CEO and four other most highly compensated officers, there is no individual performance objective and the range for an actual award, based solely on Company performance is from 0% to 150% of target awards.

     Performance awards under the program are contingent upon both Company and individual performance for the year. Only those individuals who receive a satisfactory or better performance rating in their annual performance reviews are eligible to receive a Performance Award. The Company's performance relates directly to those measures which drive stockholder value -- annual return on average total capital ("ROTC"), calculated on an after-award after-tax basis, and annual revenue growth. Specific performance objectives are set by the Committee annually in relation to the Company's fiscal budget which has been reviewed and approved by the Board. The payout related to Company performance against these predetermined objectives ranges from 0% to 150% of target award. Except as to the CEO and the four other most highly compensated individuals, the Committee has the ability to adjust the Company payout through a discretionary factor of plus or minus 20% of target award by evaluating other business measures (e.g., safety, operating ratio, earnings per share, or other measures). For the CEO and the four other most highly compensated officers only, Company performance, subject to potential reduction by the Committee, governs their Performance Award amount under the program. For other participants their individual performance rating determines the individual portion of his/her award, which varies from 0% to 50% of the target award.

     To comply with IRS regulations limiting the deductibility of executive compensation, the CEO and four of the most highly compensated officers are not eligible to receive any performance award based on individual performance. However, the Committee has retained the option of awarding cash bonuses (which are subject to the deductibility cap) to those individuals.

(3) Stock Options

     The Company maintains two types of long-term equity incentive programs: a senior management Stock Option Program and a Discounted Stock Purchase Plan. These programs encourage senior managers and other employees to acquire and retain a significant ownership stake in the Company and to motivate them to improve the long-term performance of the Company's stock price and total return to stockholders. Both programs are designed to
align stockholders' and management's interests.    These programs
are discussed under Compensation Plans and Arrangements.

      Awards are made annually under the Stock Option Program
and are determined by (i) the return to stockholders from the Company's Common Stock relative to the S&P Mid-Cap 400 Industrial Average and (ii) the Company's performance compared with others
in its industry.   As such, the first awards under the program
will be made later in 1995 after that data is available. As to the Discounted Stock Purchase Plan approximately 50 employees participated in 1994 and acquired 3,593 shares.

Results for 1994

      Actual results for 1994 exceeded the ROTC and revenue growth objectives. Actual 1994 ROTC was 11.5% and revenue growth was 5.2%. Based on this performance level the Company performance portion of the Performance Award was 117.8% of target award levels. Participants other than the CEO and the four other highly compensated individuals earned individual Performance Award based upon the criteria described above. In January 1995, the Committee reviewed the recommendations of Strategic Compensation Associates ("SCA"), a consulting firm specializing in Executive Compensation retained by the Committee as independent advisors. Upon consideration of SCA's recommendations, the CEO's recommendations and their observations, the Committee awarded additional cash bonuses to the executive officers reflecting the contributions these individuals made to the overall performance of the Company for the year and competitive compensation currently paid by other railroads. In aggregate, approximately $6.2 million in Performance Awards and bonuses were paid to all management employees for 1994.

     The Committee also recommended and the Board approved setting the Company's 1995 ROTC objective at 12% and the annual revenue growth objective at 5%.

CEO Compensation

     Mr. Harrison was the highest compensated officer of the Company in 1994.

     In November 1994, Mr. Harrison's salary was increased from $400,000 to $500,000 retroactively to January 1, 1994. The Compensation Committee had determined in February 1994 that an increase in Mr. Harrison's base salary was warranted in light of Mr. Harrison's performance as President and Chief Executive Officer since his appointment in February 1993 and the Company's numerous financial and strategic accomplishments, including: the lowest operating ratio among Class I railroads; the Company's quick response to the massive floods in the Midwest during the summer of 1993; the Company's response to and management of the 1993 coal strike; the Company's numerous marketing, sales and organizational initiatives; and the Company's strong stock price appreciation. However, the Board of Directors determined that the increase should be held in abeyance because of the pending acquisition discussions with Kansas City Southern Industries ("KCSI"). Following the termination of those discussions in October 1994, the Board at its November 1994 meeting implemented the Compensation Committee's recommendation retroactively to January 1st.

     In January 1995, the Compensation Committee determined that Mr. Harrison's base salary should continue to be $500,000. The Committee also determined that Mr. Harrison should be paid a cash bonus of $188,250 in addition to the Performance Award of $441,750 generated by the Company's financial performance (ROTC and revenue growth) under the Executive Performance Compensation Program. This bonus was determined based on the Committee's assessment of Mr. Harrison's personal contribution toward the Company's surpassing its 1994 ROTC and revenue growth goals, to continuing its focus on safety and receiving The Harriman Gold Medal for safety performance, to negotiating several breakthrough local bargaining agreements and to implementing the Company's plans to expand management depth and development as well as other personal accomplishments during 1994.

Nondeductible Compensation

     The Company believes that compensation paid under the Executive Performance Program will be fully deductible for federal income tax purposes. The Committee does not currently anticipate that any executive officer's nonperformance-based compensation will exceed $1 million. For 1994, no executive officer received nonperformance-based compensation which exceeded $1 million. It is anticipated that all executive compensation to be paid in 1995 will be fully deductible as well. However, the Committee and the Board of Directors retain the discretion to grant nondeductible compensation if that would be in the best interests of the Company and stockholders under the circumstances.


Respectfully submitted,


Mr. George D. Gould, Chairman
Mr. Samuel F. Pryor, IV
Mr. John V. Tunney
Mr. Alan H. Washkowitz

Executive Compensation

     All of the cash compensation received by IC's executive officers during fiscal years 1994, 1993 and 1992 was paid or accrued by the Railroad; none was paid by IC.  The following table sets forth information concerning the  Chief
Executive Officer and the four other most highly compensated executive officers for the year ended December 31, 1994.


                                     Summary Compensation Table

                                                                            Long-Term
                                     Annual Compensation                 Compensation

                                                   Other                 Securities
Name and                                           Annual     Restricted Underlying
Principal                                          Compen-    Stock      Options/    All Other
Position(s)                                        sation(2)  Awards(3)  SARS        Compensation
                        Year   Salary($)Bonus($)(1)($)        ($)        #           ($)
E. Hunter Harrison      1994   496,154  630,000    15,424           -          -     108,522(4)
 President and Chief    1993   357,342  350,000    19,965           -    275,000      70,252(4)
 Executive Officer      1992   158,807  175,000     5,784     412,500          -      28,150(4)

John D. McPherson       1994   174,660  190,000     7,909           -          -      31,936(5)
 Senior Vice            1993    56,896   65,000     1,380     650,000          -       4,968(5)
 President-Operations

Gerald F. Mohan         1994   180,049  190,000     9,425           -          -      42,097(6)
 Senior Vice President -1993   173,721  165,000     8,762           -     12,000      39,892(6)
 Marketing              1992   158,807  175,000     5,675     412,500          -      29,194(6)

Ronald A. Lane          1994   154,328  157,000    11,504           -          -      30,648(7)
 Vice President and     1993   149,013  135,000     9,105           -     11,000      29,203(7)
 General Counsel, and   1992   138,956  140,000     4,932     371,250          -      20,962(7)
 Secretary

Dale W. Phillips        1994   154,328  157,000     8,399           -          -      30,856(9)
 Vice President & Chief 1993   148,822  135,000     8,319           -     11,000      29,368(9)
 Financial Officer      1992   132,846  140,000    57,481(8)  371,250          -      20,361(9)

Notes to Summary Compensation Table


  (1) Bonus amounts include, but are not limited to, Performance Awards (see "Compensation Committee Report").
Amounts shown in a given year reflect amounts awarded with respect to that year but may have been paid the following year.

  (2) Generally includes federal and state tax "gross ups" for various perquisites such as company cars and club dues and initiation fees, and, when they exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus, the value of perquisites.

  (3) Restricted stock awards were granted in 1992 (1993 for Mr. McPherson). Shares awarded are restricted for a period of four years from the date of purchase or award. On each of the first four year anniversary dates of purchase or award, if employment has not previously been terminated, 25% of the shares originally awarded become unrestricted. Dividends paid on unvested restricted shares are not included in this table because they do not exceed regular dividends. As of December 31, 1994, Messrs. Harrison and Mohan each owned 10,000 unvested shares of the shares granted in 1992 which had a current value of $307,500, and Messrs. Lane and Phillips each owned 9,000 unvested shares of the shares granted in 1992 which had a current value of $276,750. Current value is computed by multiplying the closing NYSE market price of unrestricted stock on December 31, 1994, by the number of shares still subject to restrictions and netting out any consideration paid by award recipient. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

  (4) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $4,717, and $3,204 for fiscal years 1994, 1993 and 1992, respectively; (ii) Railroad contributions to 401(k) plan of $4,620, $4,497 and $4,364 for fiscal years 1994, 1993 and 1992, respectively; (iii) amounts accrued under an executive account balance plan of $84,652, $50,735 and $19,713 for fiscal years 1994, 1993 and 1992, respectively; and (iv) amounts accrued under an excess benefit plan of $16,250, $10,303, $869 for fiscal years 1994, 1993 and 1992, respectively.

  (5) Includes: (i) Railroad contributions to defined contribution plan of $3,000 and $825 for fiscal years 1994 and 1993, respectively; (ii) Railroad contributions to 401(k) plan of $4,001 and $1,239 for fiscal years 1994 and 1993, respectively;
(iii) amounts accrued under an executive account balance plan of $23,778 and $2,904 for fiscal years 1994 and 1993, respectively; and (iv) amount accrued under an excess benefit plan of $1,157 in 1994.

  (6) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $3,504 and $3,204 for fiscal years 1994, 1993 and 1992, respectively; (ii) Railroad contributions to 401(k) plan of $4,620, $4,358 and $3,743 for fiscal years 1994,
1993 and 1992, respectively; (iii) amounts accrued under an executive account balance plan of $32,910, $31,135 and $21,289 for fiscal years 1994, 1993 and 1992, respectively; and (iv) amounts accrued under an excess benefit plan of $1,567, $895 and $958 for fiscal years 1994, 1993 and 1992, respectively.

  (7) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $3,000 and $2,808 for fiscal years 1994, 1993 and 1992, respectively; (ii) Railroad contributions to 401(k) plan of $4,620, $4,475 and $4,025 for fiscal years 1994,
1993 and 1992, respectively; (iii) amounts accrued under an executive account balance plan of $ 22,924, $21,728 and $14,129 for fiscal years 1994, 1993 and 1992, respectively; and (iv) amounts accrued under the excess benefit plan of $104 in 1994.

  (8) Includes perquisites, including club dues and initiation fees of $31,250.

  (9) Includes: (i) Railroad contributions to defined contribution plan of $3,000, $3,000 and $2,684 for fiscal years 1994, 1993 and 1992, respectively; (ii) Railroad contributions to 401(k) plan of $4,620, $4,463 and $3,850 for fiscal years 1994,
1993 and 1992, respectively; (iii) amounts accrued under an executive account balance plan of $23,132, $21,905 and $13,827 for fiscal years 1994, 1993 and 1992, respectively; and (iv) amounts accrued under the excess benefit plan of $104 in 1994.

1990 Incentive Plan

  Set forth below is a summary of the awards made during 1994 pursuant to the IC's 1990 Long-Term Incentive Plan (the "1990
Incentive Plan").


                                                       Number
                        Exercise                     of Units
                        Price Per                     (Shares
Name and Position(s)    Share(1)   Dollar Value(1) or Options)

Restricted Stock:
 Executive Group            $32.125     $481,875     15,000

Option Grants:
 Executive Group                                          -
 All Non-Executive                                        -
   Total Options to Employees(2)                          -

 Non-Executive/Director Group             N/A(3)      13,500
 Total Options Granted                                13,500

Notes:
1      Value based upon the closing price of the Common Stock on
       the NYSE on the award date of October 31, 1994.   The
       individual is in the Executive Group but is not named in 1994 Summary Compensation Table in accordance with the applicable proxy statement disclosure rules.

2 None granted to employees in 1994.

3 The value of the option awards is not determinable. The value of the common stock underlying the options on the award date of April 21, 1994, based upon the closing price of the Common Stock on the NYSE, was $460,688.

  The following is a schedule of shares and options awarded and still outstanding or available for award under the Incentive
Plan. The exercise prices have been adjusted to give effect to the 3-for-2 stock split in February 1992.

                                    Outstanding            Total
Reserved shares(1)                                 2,402,500
Options:
     Granted in 1990:
          At $12.000/share                  45,000
          At $ 8.000/share                  45,000
     Granted in 1991:
          At $12.750/share                  34,500
     Granted in 1992:
          At $22.750/share                  10,500
          At $22.375/share                  15,000
     Granted in 1993:
          At $24.875/share                 250,000
          At $27.750/share                  10,500
          At $31.250/share                 270,000
     Granted in 1994:
          At $37.750/share                  15,000
          At $34.250/share                  13,500  (709,000)

Restricted stock:
     Awarded in 1992                       350,000
     Awarded in 1993                        25,000
     Awarded in 1994                        15,000  (390,000)
Shares of restricted stock forfeited                  80,600

Available for award                                1,384,100


     Until 1993, all option awards had been granted to directors who are not full time employees of IC ("Outside Directors") only.


1    Reserved shares are reduced by the number of shares issued upon exercise of options.

Options/SAR Grants in Last Fiscal Year.

     During 1994, neither options nor SAR's were granted to the named executives. The first awards under the Executive Performance Compensation Program approved by the stockholders at the 1994 Annual Meeting will be made in 1995.

                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                    AND FY-END OPTION/SAR VALUES

                                                     Number of Securities            Value of Unexercised
                                                     Underlying Unexercised              In-the-Money
                         Shares                       Options/SARs at                   Options/SARs at
                       Acquired on     Value               FY-End (#)                       FY-End($)2
Name                   Exercise(#)   Realized($)  Exercisable Unexercisable   Exercisable  Unexercisable
E. Hunter Harrison          0       0              68,750     206,250(1)       367,188     1,101,563
John D. McPherson           0       0               3,000       9,000              N/A           N/A
Gerald F. Mohan             0       0               3,000       9,000              N/A           N/A
Ronald A. Lane              0       0               2,750       8,250              N/A           N/A
Dale W. Phillips            0       0               2,750       8,250              N/A           N/A



1  Exercisable on February 17, 1995, - 62,500.
2 Based on the year-end price of $30.75. Only options granted in February 1993 are in-the-money.

Federal Income Tax Consequences of Options

  The following is a summary of the federal income tax consequences of options granted under the 1990 Incentive Plan based upon federal tax laws currently in effect. The 1990
Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

  With respect to nonstatutory options: Except as provided below, when an optionee exercises an option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for federal income tax purposes to the Corporation or its affiliates provided that applicable tax withholding requirements are satisfied. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long- or short- term capital loss, depending upon the holding period of the shares.

  With respect to incentive stock options: When an optionee exercises an incentive stock option while employed by the Corporation or its affiliates or within the three month period (one year for disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the shares acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, but the Corporation will not be entitled to any tax deduction with respect to such gain. Except as provided below, if the shares are disposed of prior to the expiration of such periods (a "disqualifying disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition and the Corporation or its affiliates will be entitled to a federal tax deduction in a like amount. If an incentive stock option is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described above for nonstatutory stock options.

  If a participant who is subject to Section 16(b) of the Securities and Exchange Act of 1934 ("1934 Act") receives shares of Common Stock by reason of the exercise of a nonstatutory option there is no ordinary income recognized at that time unless
(i) the election described below is made or (ii) the sale of such shares at a profit is no longer subject to Section 16(b) of the 1934 Act. Such participants will instead recognize ordinary income equal to the fair market value of the number of shares received (less the amount of cash paid for the shares, if any) on the first day such sale is no longer subject to Section 16(b) of the 1934 Act and the Corporation or its affiliates will be entitled to deduction of a like amount for federal income tax purposes at that time provided that applicable tax withholding requirements are satisfied. However, such a participant may elect under Section 83(b) of the Code within 30 days of the transfer of such shares to have the normal rules described above apply.

  Certain additional rules apply if the exercise price of an option is paid for in shares previously owned by the optionee rather than in cash.

Compensation Plans and Arrangements

  Various stock plans of IC and benefit plans of the Railroad are discussed below:

  Stock Purchase Plan.  In 1990 under IC's 1990 Stock
Purchase Plan (the "Stock Purchase Plan") established when Prospect owned IC, 448,740 shares of Common Stock were sold by Prospect to key employees and officers of IC at a price of $.10 per share (which was Prospect's approximate original per share cost for such stock after adjusting for the stock split). No new awards are permitted under this plan. Shares awarded pursuant to the Stock Purchase Plan were restricted for a period of four years and the last of these restrictions ended June 4, 1994.

  Long-Term Incentive Plan. Under the 1990 Incentive Plan, subject to certain adjustments, shares of Common Stock are available (i) for discretionary stock-based awards by the Compensation Committee to employee directors, selected salaried employees of IC and its subsidiaries and certain other individuals who possess the potential to contribute to the future success of IC and its subsidiaries ("Employee Participants") and
(ii) for stock option grants, pursuant to the fixed provisions in the Incentive Plan, to Outside Directors.

  Under the 1990 Incentive Plan, as amended in 1993, on the date of each Annual Meeting of Stockholders, each Outside Director of IC who serves immediately prior to such date and who will continue to serve after such date (whether as a result of such director's re-election or by reason of the continuation of such director's term), is granted an option to purchase 1,500 shares of Common Stock at a price equal to the closing market price of such Common Stock on the grant date. Options held by Outside Directors expire 10 years from the date of grant, or, if earlier, one year following termination of service as a director for any reason other than death or disability. Such options become exercisable in full six months after their date of grant.


  Options granted to Employee Participants are granted at fair market value at grant date. Twenty-five percent of each option grant becomes exercisable on each of the first four anniversary dates of the grant, and the option expires 10 years from the date of the original grant.

  Executive Account Balance Plan. The Railroad's Executive Account Balance Plan provides for a sum equivalent to 10% of an executive's combined salary and performance awards in excess of a wage offset factor to be accrued annually (but not funded), and is payable upon the retirement from the Railroad or termination of employment. The wage offset factor is adjusted annually by the percentage increase in the social security wage base. For 1994, the wage offset factor was $101,000. Amounts accrued earn interest in accordance with the plan.

  Defined Contribution Plan. All management employees of the Railroad are eligible to participate in a defined contribution plan to which the Railroad contributes 2% of each participant's earnings (as defined in the plan). All contributions are fully vested upon contribution and are invested in various investment funds as selected by the employees. Contributions are designated as Employer Contributions in the Savings Plan.

  Supplemental Retirement and Savings Plan. All management employees of the Railroad are eligible to participate in the Supplemental Retirement and Savings Plan (the "Savings Plan"), which is a qualified salary reduction 401(k) plan. Eligible employees may make "pre-tax" contributions to the Savings Plan of up to 15% of their salary subject to limitations imposed by the Internal Revenue Code. Those contributions are partially matched by the Railroad. The matching contribution is limited to 50% of the first 6% of an employee's pre-tax salary (i.e., the matching contribution is limited to 3% of his or her salary). All contributions are fully vested upon contribution and are invested in various investment funds as selected by the employees.

  Excess Benefit Plan.  Under the Railroad's Excess Benefit
Plan, amounts are accrued for each executive officer on an unfunded basis to offset the limitations imposed by the Internal Revenue Code with respect to certain benefit plans as a result of the level of the recipient's compensation. Currently, the Excess Benefit Plan provides for the accrual of a sum equivalent to the employer matching contribution under the Supplemental Retirement and Savings Plan which is restricted by the limits of Section 402(g) of the Internal Revenue Code. The amounts accrued will be distributed at the same time and on the same terms as the amounts paid under the Savings Plan.

  Executive Deferred Compensation Plan. The Corporation established the Illinois Central Corporation Executive Deferred Compensation Plan effective as of January 1, 1994. The plan is available to all officers of the Railroad and such management employees as specified from time to time by the Railroad. Eligible employees may elect to defer up to 50% of base salary and 100% of annual bonus. Participants' account balances are fully vested and earn interest at a specified, variable rate. Distributions under the plan will be made in a lump sum or installments after the participant's retirement or other termination of employment. Subject to a penalty, a participant may elect to withdraw all or a portion of his or her account under the plan in the event of an unforeseen financial emergency.

  Management Life Insurance Plan. The Corporation established the Illinois Central Corporation Management Life Insurance Plan effective as of January 1, 1994. The plan covers management employees of the Railroad. The plan provides a benefit approximately equal to three times a participant's base salary. The plan is a form of split-dollar life insurance plan under which participants must contribute to the cost of their coverage each year. Because of this contribution, participants generally will not be taxed on the value of the life insurance coverage. The death benefit under the plan will be paid to the participant's designated beneficiary and the Railroad's contribution amount will be returned to it. At retirement, a participant will have the option of purchasing the policy from the Corporation.

  Performance Compensation Program. Adopted in 1993 and effective for 1994, this program covers approximately 390 of the Corporation's management employees, but it excludes Covered Employees (defined below). The program has a salary and Performance Award segment and is designed to emphasize risk-oriented pay and linking individual performance and Corporation performance. In addition to performance, base salary is affected by the individual's position within the salary grade and competitive pay levels.

  The Performance Award portion of the program is contingent upon both Corporation and individual performance for the year. Only those individuals who receive a satisfactory or better performance rating in their annual performance reviews are eligible to receive an annual Performance Award. Each participant is assigned a target Performance Award according to the individual's level of responsibility (salary grade). Target award levels range from 10% to 75% of annual base salary. The Corporation's performance related directly to those measures are those which drive stockholder value -- ROTC and annual revenue growth. Specific performance objectives are set annually by the Board. The payout related to Corporation performance against these predetermined objectives ranges from 0% to 150% of target award. The Compensation Committee has the ability to adjust the Corporation payout through a discretionary factor of plus or minus 20% of target award by evaluating other business measures (e.g., safety, operating ratio, EPS, or other measures). A participant's individual performance rating determines the individual portion of his/her award, which varies from 0% to 50% of the target award.

  Executive Performance Compensation Program. Approved by the stockholders in 1994, this program is similar to the Performance Compensation Program except the Executive Program covers the CEO and the four other most highly compensated officers (collectively the "Covered Employees"). The CEO's target level is 75% and the targets for the other Covered Employees range from 60% to 65%. Under the Executive Program, the Compensation Committee can lower, but not raise the Corporation performance for discretionary factors and the Covered Employees do not receive an individual performance portion. In all other respects the programs are identical.

  Senior Management Stock Option Program.  Effective for
1994, this program covers approximately 60 management employees who are eligible to participate. The number of stock options that will be available for grant in any given year to all eligible employees will vary between .3% and .9% of common shares outstanding, depending on Corporation performance. Corporation performance will be determined based upon three measures: 3-year ROTC relative to Class I railroads, annual compound revenue growth over a 3-year period relative to Class I railroads, and the Corporation's 3-year total stockholder return relative to the S&P Midcap 400 index. The stock options will be granted at the fair market value on the date of grant and will vest 25% each year over four years. Actual awards to individual participants will be based upon Corporation performance, individual performance and individual responsibility (salary grade) within the Corporation. The maximum award which can be made in one year to a participant under this program is options on 100,000 shares. Stock options will be issued pursuant to the 1990 Long-Term Incentive Plan previously approved by the stockholders. Similar to the other performance programs, only those individuals who receive a satisfactory or better rating on their annual individual performance appraisals will be eligible to receive stock option awards.

  Stock Purchase Programs. The Corporation has two stock purchase programs. The regular program is open to all employees and permits employees to acquire Corporation Common Stock via payroll deductions. The other plan is the Discounted Stock Purchase Plan ("Discounted Plan"). Management employees (approximately 390) are eligible to participate in the Discounted Plan which provides for the investment of up to 15% of an eligible employee's salary in the Common Stock of the Corporation at a 15% discount. A participant must continue
employment with   the Corporation or its subsidiaries for two
years to retain the 15% discount, and, during that period, the shares will be held by the plan's administrator. If the employee withdraws shares or directs the sale of shares within two years, the discount must be repaid in cash or relinquished shares. No such repayment is required in the event of death, retirement, disability or change of control of the Corporation.

Pension Plans

  Supplemental Executive Retirement Plan. The Corporation has no tax-qualified defined benefit retirement plan for employees. However, the Corporation established the Illinois Central Corporation Supplemental Executive Retirement Plan effective as of January 1, 1994 (the "SERP"). The SERP covers all officers of the Railroad and such other management employees as specified from time to time by the Railroad. The monthly benefit payable pursuant to the SERP is equal to a maximum of 35% of the participant's final average compensation (defined as the average annual compensation paid for the highest 36 consecutive months out of the last 60 months prior to retirement) offset by the amount of annual annuity that could be purchased with the sum of: (i) the portion of the participant's account in the Savings Plan which is attributable solely to Employer contributions and the earnings thereon; (ii) the participant's account in the Excess Benefit Plan; and (iii) the participant's account balance in the Executive Account Balance Plan. Participants vest after five years of participation in the SERP. The following table shows benefits payable to those executives who are eligible for early retirement at age 55 or above with 10 years of credited service, or upon normal retirement at age 65.


                        Pension Plan Table
Average
 Final      Estimated Annual Benefit for Years of Credited
Service
Earnings        5            10        15      20        25

$100,000    $17,500       $35,000   $35,000  $35,000   $35,000
 200,000     35,000        70,000    70,000   70,000    70,000
 300,000     52,500       105,000   105,000  105,000   105,000
 400,000     70,000       140,000   140,000  140,000   140,000
 500,000     87,500       175,000   175,000  175,000   175,000
 600,000    105,000       210,000   210,000  210,000   210,000
 700,000    122,500       245,000   245,000  245,000   245,000
 800,000    140,000       280,000   280,000  280,000   280,000
 900,000    157,500       315,000   315,000  315,000   315,000

  The above table sets forth the estimated annual benefits payable on a single-life annuity basis if participant does not have a spouse at the time payment is to commence and a joint and 50% survivor annuity basis in the event the participant has a spouse at the time of commencement. For 1994, covered compensation for the executive officers named in the Summary Compensation Table consists of salary, bonus and any deferred compensation has been added back in the table.

The number of years of credited service as of December 31, 1994, is one (1) year for each of Mr. Harrison, Mr. Mohan, Mr.
McPherson, Mr. Lane, and Mr. Phillips.

Directors' Compensation

  Under the compensation program for Outside Directors the annual retainer for the Chairman is $150,000 and the annual retainer for other Board members is $20,000. In 1994 the Chairman received a retainer of $120,000 and a bonus of $75,000 in recognition of his extensive service in connection with the proposed transaction with KCSI. Because of the extra demands placed on each committee's chairman a supplemental annual retainer of $3,000 is paid. Each director receives $2,000 for each board or committee meeting attended and is reimbursed for expenses incurred in attending those meetings. In addition, in recognition of the efforts involved in developing and implementing the Company's compensation system, Mr. Alexander P. Lynch received a special $50,000 bonus for 1994. No director fees are paid to Mr. Harrison since he is an employee. A Directors Deferral Plan permits directors to defer up to 100% of their cash compensation until they terminate their services as directors.

  The outside directors also participate in the 1990
Incentive Plan which provides for an annual grant of stock options to purchase 1,500 shares at the fair market value on the date of grant. Stock options are granted to each continuing director (whether as a result of such director's re-election or by reason of the continuation of such director's term) on the date of each Annual Meeting. Such options are exercisable in full six months following their grant date and expire 10 years following grant date or if earlier, one year after termination of service as a director for any reason other than death or disability.

   The Outside Directors participate in a non-qualified retirement plan which provides for annual payment of an amount equal to the annual retainer at the time of a director's retirement (currently $20,000) to be paid for as many years as the director served in that capacity up to a maximum of 10 years.

  IC has an Indemnification Agreement with each of the directors.


Employment Contracts and Termination of Employment and Change in
Control Arrangements

  No officer has an employment contract or a termination of employment or change in control arrangement related to continued employment. However, in the event of a change in control, any unvested restricted stock and options granted to Employee
Participants will be subject to accelerated vesting.

Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

  The following independent directors are members of IC's Compensation Committee: George D. Gould (Chairman), Samuel F. Pryor, IV, John V. Tunney and Alan H. Washkowitz. No executive officer serves as a director of any entity whose executive officers serve on IC's Compensation Committee.
Performance Graph

  The following performance graph compares the Corporation's change in total stockholder return on its Common Stock since August 1990 when public trading in the Common Stock began with the S&P Midcap Index in which the Corporation is included and the S&P Railroad Index which includes other Class I railroads but not the Railroad. Dividend reinvestment has been assumed.

                             Stock Performance Table

                                     S & P          S & P
        Period        IC Stock       Midcap 400   Railroads


           7-90            100         100           100
          12-90             80          95            92
          12-91            226         142           150
          12-92            251         159           168
          12-93            376         181           208
          12-94            331         175           180

OWNERSHIP OF COMMON STOCK AND CERTAIN TRANSACTIONS

                         OWNERSHIP

  The following table sets forth certain information with respect to persons known by the Corporation to beneficially own (as defined by the Securities Exchange Act of 1934) as of March 2, 1995, five percent or more of Common Stock, and with respect to each director and named executive officer of the Corporation and all directors and executive officers of the Corporation as a group.

Name and Address               Amount and           Percentage of
(if applicable) of            Nature of             Common Stock
 Beneficial Owner       Beneficial Ownership(1)      Outstanding(1)


The Equitable Companies Incorporated
787 Seventh Avenue
New York, New York  10019       4,508,178(2)               x.xx%

FMR Corporation
82 Devonshire Street
Boston, Massachusetts  02109    5,538,576(3)              xx.xx%

Mellon Bank Corporation
One Mellon Bank Center
Pittsburgh, PA  15258           2,539,000(4)               x.xx%

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY  10036             2,266,700(5)               x.xx%

Thomas A. Barron                  364,399(6)                   *
George D. Gould                    36,000                      *
William B. Johnson                 30,972                      *
Gilbert H. Lamphere               579,065(7)               1.36%
Alexander P. Lynch                256,030(8)                   *
Samuel F. Pryor, IV               278,435(9)                   *
F. Jay Taylor                     20,499(10)                   *
John V. Tunney                     7,662(11)                   *
Alan H. Washkowitz                34,500(12)                   *
E. Hunter Harrison               263,318                       *
John D. McPherson                 32,350                       *
Gerald F. Mohan                  131,800                       *
Ronald A. Lane                   104,540                       *
Dale W. Phillips                 115,729                       *
All directors and executive
officers of IC as a group
(18 persons)                   2,425,368(13)               5.67%
   __________
      *     under 1%

     (1) Based on 42,xxx,xxx shares of Common Stock outstanding on March 2, 1995. Shares issuable currently or within sixty days upon exercise of options are treated as outstanding for the purposes of stating the amount of beneficial ownership and computing the percentage of beneficial ownership of shares by such person (or of the group).
            See 1990 Incentive Plan for a summary of shares purchasable upon exercise of options granted.

     (2) According to a Schedule 13G Amendment No. 5 dated February 9, 1994, on behalf of five
            French mutual insurance companies, AXA
            Assurances I.A.R.D. Mutuelle, AXA Assurances
            Vie Mutuelle, Alpha Assurances I.A.R.D.
            Mutuelle, Alpha Assurances Vie Mutuelle and
            Uni Europe Assurance Mutuelle (collectively, the Muluelles AXA), AXA and The Equitable
            Companies Incorporated and certain of their subsidiaries. AXA reported sole voting and dispositive power for 11,500 shares. The remaining shares are held directly or indirectly by Equitable or its subsidiaries.
            Those Equitable subsidiaries reported the following: Equitable Life reported having sole voting power for 381,100 shares, shared voting power for 103,400 shares and sole dispositive power for 484,500 shares;
            Alliance Capital Management L.P. reported having sole voting power for 3,413,650 shares and sole dispositive power for 4,008,650 shares; and DLJ Securities reported shared voting power for 800 shares and Wood, Struthers & Winthrop Management
            Corporation reported shared voting and sole disposition power for 2,728 shares.

     (3)    According to a Schedule 13G dated February
            14, 1995, Fidelity Management & Research
            Company, a wholly-owned subsidiary of FMR
            Corporation, has dispositive power for
            5,458,176 shares in its capacity as an
            investment advisor to several investment companies (i.e., Funds) controlled by FMR
            Corporation. Voting rights are vested with the Fund's Board of Trustees. Fidelity
            Management Trust Company, a wholly owned subsidiary of FMR Corporation, has sole dispositive voting power for 80,400 shares in its capacity as trustee or managing agent on several private investment accounts.

      (4)   According to a Schedule 13G dated February
            14, 1995, Mellon Bank Corporation ("Mellon") on behalf of various of its direct and indirect subsidiaries in their various fiduciary capacities reported beneficial ownership of 2,539,000 shares. Of the shares owned Mellon reported it had sole voting power for 2,143,000 shares and shared voting power for 13,000 shares. Mellon further reported sole dispositive power for 1,305,000 shares and shared dispositive power for 1,234,000 shares.

     (5)    According to a Schedule 13G dated January
            30, 1995, Putnam Investments, Inc. ("PI") a wholly-owned subsidiary of Marsh & McLennan
            Companies, Inc. ("M&MC") reported that one of PI's subsidiaries, Putnam Investment
            Management, Inc., beneficially owned
            2,221,800 shares with shared dispositive power but neither have a sole voting power and (ii) that one of PI's subsidiaries, Putnam Advisory Company, Inc., beneficially owned 19,950 shares with shared dispositive and voting power and owned 24,950 shares with only shared dispositive power. PI and M&MC deny that either or both of them are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any of the shares so reported.

     (6) Includes 56,554 shares held in trust for the benefit of Mr. Barron's descendants, of which Mr. Barron is a co-trustee. Mr.
            Barron disclaims beneficial ownership of these shares.

     (7) Excludes 139,408 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and
            Richard G. Woolworth, Jr. are co-trustees.
            Mr. Lamphere disclaims beneficial ownership of these shares. Includes 56,554 shares held by a trust for benefit of Mr. Pryor's children, of which Mr. Lamphere is a co-trustee.

     (8) Includes 139,408 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and
            Richard G. Woolworth, Jr. are co-trustees.

     (9) Excludes 56,554 shares held by a trust for the benefit of Mr. Pryor's children, of which Mr. Lamphere and Mr. Samuel F. Pryor,
            III, Mr. Pryor's father, are trustees.  Mr.
            Pryor disclaims beneficial ownership of
            these shares.

     (10) Includes 1,000 shares held by Dr. Taylor's spouse. Dr. Taylor disclaims beneficial ownership of these shares.

     (11)   Includes 3,000 shares held in trust for Mary
            L. Tunney, for which Mr. Tunney is Trustee.

     (12)   Under an arrangement with Lehman Brothers,
            Mr. Washkowitz must remit to Lehman Brothers any gain upon exercise of the options for 16,500 shares of the total.

     (13)   See Notes (6) - (12) above.

CERTAIN TRANSACTIONS

Lehman Brothers Inc.

  Mr. Washkowitz has been a Managing Director of Lehman Brothers or its predecessors since 1978. Lehman
Brothers has provided services to the Corporation and the Railroad in the past and is expected to do so in the future. Lehman Brothers managed the debt tender offer and public debt offering of the Railroad in 1993 and is the designated dealer for the Railroad's commercial paper program which started in November 1993.

The Bridgeford Group

  Mr. Lynch is Co-Chief Executive Officer and Co-
President of The Bridgeford Group and served as a Senior
Managing Director there from 1991 until 1995.  The
Bridgeford Group has provided services to the Corporation and the Railroad in the past and is expected to do so as well in the future. The Bridgeford Group assisted in the evaluation of and negotiations with Kansas City Southern Industries in 1994.

                              GENERAL

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Corporation's executive officers and directors are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must be furnished to the Corporation as well.

  Based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, the Corporation believes that during the preceding year all executive officers and directors have complied with applicable filing requirements, except for Mr. Harrison who was fifteen days late in filing his Form 4 for January 1994 and Mr. Tunney who was sixty days late in filing his Form 4 for November 1994.

ANNUAL REPORTS

  A copy of the Corporation's 1994 Annual Report, which includes the Corporation's Consolidated Financial
Statements for the three years ended December 31, 1994, was mailed to all stockholders of record as of March 2, 1995. The 1994 Annual Report is not to be regarded as part of the proxy soliciting materials.

PROXY SOLICITATION

  The cost of the solicitation of proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by telegraph, by directors, officers and employees of the Corporation or its subsidiaries, without extra remuneration. The Corporation will reimburse brokers, banks, nominees and other fiduciaries for their reasonable expenses for forwarding proxy materials to principals.

  In addition, the Corporation has retained
Corporate Investor Communications, Inc. at a fee of $4,500, to assist in the distribution of proxy material and the solicitation of proxies.

PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be included in next year's proxy statement must be received by the corporate Secretary at the Corporation's principal executive offices in Chicago, Illinois, no later than the close of business on November 16, 1995.

FURTHER BUSINESS

  To the best of the Board of Directors' knowledge, there are no matters to come before the Annual Meeting other than those set forth in this Proxy Statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act on behalf of the stockholders they represent according to their judgment.

                        By order of the Board of
Directors




                        Ronald A. Lane
                        Secretary
March 16, 1995

SIDE I                 ILLINOIS CENTRAL CORPORATION

    ILLINOIS CENTRAL CORPORATION SUPPLEMENTAL RETIREMENT
P             AND SAVINGS PLAN (SRS PLAN)
R
O           Instructions Solicited on Behalf of the
X         Trustee of the SRS Plan for Voting at
Y         Illinois Central Corporation's

   Annual Meeting of Stockholders - April 19, 1995

          The undersigned hereby instructs the
     Continental Trust Company, the Trustee under the SRS Plan to vote all shares subject to the participant's direction under such Plan, at the Annual Meeting of Stockholders of Illinois
     Central Corporation to be held in The
     Stockholder's Room of the Bank of America,
     NT&SA, 231 South LaSalle Street, Chicago,
     Illinois 60604 on Wednesday, April 19, 1995, and at any adjournments thereof, as indicated on the reverse side of this card, and on all other matters coming before said Meeting in the Trustee's discretion.

     (1)  Election of Directors, Nominees: E. Hunter
          Harrison, Samuel F. Pryor, IV and Alan H.
          Washkowitz



     Please specify your choice by marking the appropriate box on the reverse side of this card.

SIDE II
  X
- ------    Please mark votes as in this example.

     These instructions when properly executed will enable the Trustee to vote your shares in the manner directed herein. If no direction to the contrary is made, your shares may be voted by the Trustee in accordance with the terms of the Plan documents.

The Board of Directors recommends a vote FOR proposal 1

1.  Election of Directors (see reverse).


     For       Withheld

     -----            ------



- -------------------------------------------------

For all nominees except as noted above.
     Please sign exactly as name appears hereon.
     Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

     Mark here for address change and note at left

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof:

Signature:                         Date:

Signature:                         Date:
- -----------------------------------------
 -----------------

SIDE I                 ILLINOIS CENTRAL CORPORATION

P   PROXY SOLICITED ON BEHALF OF THE BOARD OF
R    DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
O    - APRIL 19, 1995
X
y

         The undersigned hereby appoints E. Hunter
    Harrison and Ronald A. Lane, and each of them, as proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares the undersigned is entitled to vote, at the Annual
    Meeting of Stockholders of Illinois Central
    Corporation to be held in The Stockholder's Room of the Bank of America, NT&SA, 231 South LaSalle
    Street,  Chicago, Illinois, on Wednesday, April
    19, 1995, and at any adjournments thereof, as indicated on the reverse side of this card, and on all other matters coming before said Meeting in their discretion.

    (1)  Election of Directors, Nominees: E. Hunter
         Harrison, Samuel F. Pryor, IV and Alan H.
         Washkowitz


    Please specify your choice by marking the appropriate box on the reverse side of this card.

SIDE II
  X
- ------    Please mark votes as in this example.

    These instructions when properly executed will be voted in the manner directed herein. If no direction to the contrary is made this proxy will be voted FOR proposal 1

           The Board of Directors recommends a vote FOR proposal 1

1.  Election of Directors (see reverse).


    For       Withheld

    -----           ------



- -------------------------------------------------

For all nominees except as noted above.

Please sign exactly as name appears hereon.   Joint
owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Mark here for address change and note at left

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof:

Signature:                        Date:

Signature:                        Date:
- -----------------------------------------
 -----------------